CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 333-32899 on Form N-1A of our report dated October 28, 2010, relating to the financial statements and financial highlights of BlackRock Global Growth Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2010. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Princeton, New Jersey
December 22, 2010